Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2016
Earnings and Quarterly Dividend Payment

Morrisville, VT July 20, 2016 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2016. Consolidated net income for the three months ended June 30, 2016 was $2.139 million, or $0.48 per share, compared to $2.017 million, or $0.46 per share, for the same period in 2015, and $3.898 million, or $0.87 ($0.8749) per share, for the six months ended June 30, 2016, compared to $3.901 million, or $0.88 ($0.8750) per share, for the same period in 2015.
Second Quarter Highlights
Highlights of the three months ended June 30, 2016 compared to the three months ended June 30, 2015 include:

•	Net income increased $122 thousand, or 6.0% to $2.1 million.

•	Net interest income increased $414 thousand, or 7.2% to $6.2 million.

•	Return on average common equity of 15.50% and return on average assets of 1.32%.

•	Total assets increased $35.5 million, or 5.9%, to $636.5 million.

•	Loans increased $31.1 million, or 6.5%, to $509.8 million.

•	Our loan servicing portfolio increased $31.1 million to $431.2 million.

•	Net loan recoveries were $26 thousand

•	Deposits increased $35.0 million, or 6.8%, to $548.0 million.

Total noninterest income for the second quarter of 2016 was $2.60 million, an increase of $71 thousand compared to the second quarter of 2015. The primary drivers of the increase for the second quarter were higher service charges on deposits of $29 thousand, a $65 thousand increase in loan servicing income, and a $43 thousand increase on income from life insurance, partially offset by decreases in gain on sale of real estate loans of $15 thousand and merchant program income of $43 thousand.

Total noninterest expense increased 6.7%, or $370 thousand, to $5.9 million for the second quarter of 2016 compared to $5.6 million for the same period in 2015. Increases of $111 thousand in salaries and wages, $82 thousand in pension and employee benefits, $81 thousand in equipment expense, $99 thousand in other expenses and a decrease in occupancy expense of $3 thousand account for the increase during the comparison periods.
Year-to-Date Highlights
Highlights of the six months ended June 30, 2016 include:

•	Net income decreased $3 thousand, or .1% compared to the same period in 2015.

•	Net interest income increased $797 thousand, or 7.0% to $12.1 million.

•	Return on average common equity of 14.13% and return on average assets of 1.22%.

•	Book value per common share increased 6.1% to $12.55 as of June 30, 2016.

•	Total shareholders’ equity increased 6.1% to $56.0 million compared to June 30, 2015.

•	Net loan charge-offs were $125 thousand, or 0.02% of average loans, for the six months ended June 30, 2016.

•	Nonperforming loans were 0.67% of total loans.

For the six months ended June 30, 2016, noninterest income was $4.78 million, a decrease of $78 thousand from the same period a year ago. The decrease is attributable to a decrease in gains on the sale of real estate loans of $244 thousand, partially offset by increases in loan servicing income of $70 thousand and income from life insurance of $79 thousand.

Total noninterest expense increased 7.3%, or $801 thousand, to $11.7 million for the six months ended June 30, 2016 compared to $10.9 million for the same period in 2015. Increases of $246 thousand in salaries and wages, $291 thousand in pension and employee benefits, $183 thousand in equipment expense, and $148 thousand in other expenses were partially offset by a decrease in occupancy expense of $67 thousand.

On July 20, 2016, the Board of Directors declared a regular quarterly cash dividend of $0.28 per share payable August 9, 2016 to shareholders of record as of July 30, 2016.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors 1891 and will be celebrating its 125th anniversary on July 27, 2016. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an Outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.